Exhibit 21.1

Subsidiaries of the Registrant

The following is a list of subsidiaries of the Registrant, omitting subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary of the Registrant as of December 31, 2025:

Company Name	Place of Formation
U.S. DATA MINING GROUP, INC.	Nevada
HUT 8 MINING CORP.	Canada
HUT 8 INFRASTRUCTURE LLC	Delaware
AMERICAN BITCOIN CORP.	Delaware
AMERICAN BITCOIN HOLDINGS LLC	Delaware
AMERICAN BITCOIN OPERATING LLC	Delaware

All of the above listed subsidiaries have been consolidated in our consolidated financial statements.